Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form 10-Q of our report dated November 30, 2015 on our audit of the financial statements of Odyssey Group International, Inc. as of and for the year ended July 31, 2015 and for the period from inception, March 19, 2014, through July 31, 2014.

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Salt Lake City, Utah

June 16, 2016